Exhibit 99.1

Pinnacle Airlines Corp. Announces Operating Results for First Quarter 2011
Company Reports Diluted EPS of $0.01, Excluding Special Items

MEMPHIS, TN – May 5, 2011 – Pinnacle Airlines Corp. (NASDAQ: PNCL) (the “Company”) today reported financial results for the first quarter of 2011.  Highlights include the following:

▪	Net income and diluted earnings per share (“EPS”) were $0.1 million and $0.01, respectively, excluding special items.

▪	Major winter storms had a negative impact on the financial results of the Company’s operating subsidiaries, contributing to a $1.6 million year-over-year decline in net income.

▪
This is the first period in which we are experiencing the effects of the Company’s new pilot contract with the Air Line Pilots Association that was entered into in February 2011, increasing pilot compensation and benefits costs by $2.1 million for the quarter.

▪	First quarter 2011 results exclude revenue increases under the Company’s contracts with Delta that the Company expects to begin receiving in mid-2012.

▪
The Company recorded $5.8 million ($3.1 million, net of related income taxes) of special charges for integration, severance, and contract implementation costs.  Including these special items, the Company’s net loss and net loss per share were $(3.0) million and $(0.16), respectively.

▪	The Company ended the quarter with cash and cash equivalents of $80 million.

“Winter storms throughout our system affected our operations during the first quarter, causing cancellations and delays for our customers,” said Don Breeding, the Company’s interim Chief Executive Officer.  “We also began moving forward with our integration plans during the quarter, which will ultimately lead to an operationally and financially stronger company for our customers, employees and shareholders.   I want to thank all of the employees of Pinnacle Airlines Corp. for their hard work to take care of our customers during a difficult winter and for their continued dedication to securing the long-term success of Pinnacle Airlines Corp.”

The Company recorded operating performance penalties of $2.1 million, a year-over-year increase of $1.0 million.  These penalties were primarily caused by the difficult winter weather.  In addition, the Company implemented a new collective bargaining agreement with the Air Line Pilots Association (“ALPA”), providing for wage and benefit increases for pilots at all of the Company’s operating subsidiaries.  The Company incurred approximately $2.1 million of increased wages and benefits since the effective date of the new contract in mid-February.

The Company’s operating agreements with Delta Air Lines, Inc. (“Delta”) provide for an increase to revenue in 2012 based on changes in the Company’s pilot labor costs after integrating the pilot groups and regional jet operations of the Company’s operating subsidiaries. This increase will come in the form of a one-time payment to the Company in mid-2012 tied to pilot labor and training costs during the integration process (as measured over the previous 12 months), and a prospective rate increase based on the Company’s pilot labor costs after integration is complete.  Management currently estimates that the one-time payment to be received in 2012 could be as much as $18-$20 million, and the prospective rate increase to be received post-integration could be as much as $14-$17 million annually.  While the Company is not recording this expected revenue increase in 2011 under generally accepted accounting principles, management expects a substantial increase in both revenue and operating income in 2012.

“We are making a significant investment in our pilots with compensation and benefits increases under our new collective bargaining agreement with ALPA,” said Peter Hunt, the Company’s Chief Financial Officer.  “While the increased costs of our new pilot contract will decrease earnings in 2011, the agreement is competitive with the regional airline industry and will contribute to a stable and economical cost structure for Pinnacle Airlines Corp. in the future.  In addition, we will receive increased revenue under our operating agreements with Delta in 2012 that will improve future profitability.”

Special Items

During the first quarter of 2011, the Company incurred $5.8 million ($3.1 million, net of related income taxes) for integration, severance, and contract implementation costs. The Company began accruing for severance related costs during the quarter associated with the transition of administrative functions from Mesaba Aviation, Inc.’s (“Mesaba”) headquarters in Minneapolis to Memphis.  In addition, the Company recorded one-time costs associated with the resignation of the Company’s chief executive officer.  The Company also recorded nonrecurring costs associated with the implementation of the new collective bargaining agreement with ALPA.  These costs included adjustments to accrued vacation balances to reflect the new pay rates under the agreement, as well as a one-time payment of $0.6 million to ALPA for costs associated with the integration of the pilot groups amongst the Company’s three subsidiaries.

First Quarter 2011 Financial and Operating Results

During the first quarter of 2011, the Company completed 203,068 block hours and 127,624 departures, increases of 51% and 41%, respectively, over the same period in 2010.  The increases are mainly attributable to the Company’s acquisition of Mesaba on July 1, 2010, as well as the acquisition of 14 Q400s since July 2010.

The Company recorded consolidated operating revenue during the first quarter of 2011 of $298.2 million, an increase of $90.1 million, over the same period in 2010.  The increase in operating revenues was mainly attributable to the acquisition of Mesaba, which contributed additional revenue of $68.0 million, as well as growth from the Company’s Q400 operations with United Airlines (“United”).

Pinnacle Airlines, Inc. (“Pinnacle”) reported first quarter 2011 operating income and an operating margin of $9.0 million and 5.5%, a decrease of $4.8 million and 3.3 points, respectively, from the first quarter of 2010. Pinnacle’s operating income decreased primarily as a result of weather related performance penalties and increased pilot wages under the new labor agreement with ALPA.

Mesaba reported operating income and an operating margin of $1.1 million and 1.6%, respectively.  Mesaba’s financial results were negatively impacted by weather conditions during the quarter as well as the wind-down of Delta’s turboprop operations as structured under the capacity purchase agreement (“Saab DCA”).   The Saab DCA is structured to adjust revenue at the beginning of each year and on a prospective basis to reflect increased pilot and mechanic costs associated with the wind-down of operations.  During the first quarter of 2011, the Company did not record estimated revenue of approximately $0.5 million associated with this rate adjustment.  Revenue will be recorded upon final determination of the rate adjustment, which the Company expects to occur in the second quarter of 2011.

Colgan Air, Inc. (“Colgan”) reported an operating income and an operating margin of $2.0 million and 2.9%, an improvement of $3.1 million and 4.8 points, respectively, from the first quarter of 2010.  The increase in operating margin was mainly attributable to the growth of Q400 operations during the quarter with United, partially offset by lost revenue from cancellations associated with winter weather.  The improved operating results were also negatively impacted by an increase in pilot wages and a 32% year-over-year increase in the price per gallon of aircraft fuel.

Net nonoperating expense was $11.9 million for the first quarter of 2011, as compared to net nonoperating expense of $9.8 million for the same period in 2010.

 Cash and Cash Equivalents

The Company ended the quarter with $79.7 million in unrestricted cash and cash equivalents.  The Company generated $13.0 million in cash from operating activities during the first quarter of 2011.  Net cash used in investing activities during the first quarter of 2011 was $4.7 million, primarily related to aircraft pre-delivery payments and routine capital expenditures.  Net cash used in financing activities during the first quarter of 2011 totaled $28.7 million, primarily related to the repayment of short-term credit facilities associated with the Company’s six Q400 aircraft deliveries and regular scheduled principal payments on debt obligations.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), a $1 billion airline holding company with 7,700 employees, is the parent company of Pinnacle Airlines, Inc.; Mesaba Aviation, Inc.; and Colgan Air, Inc. Flying as Delta Connection, United Express and US Airways Express, Pinnacle Airlines Corp. operating subsidiaries operate 202 regional jets and 88 turboprops on more than 1,600 daily flights to 196 cities and towns in the United States, Canada, Mexico and Belize. Corporate offices are located in Memphis, Tenn., and hub operations are located at 11 major U.S. airports. Visit www.pncl.com for more information.

Non-GAAP Disclosures

This release and certain tables accompanying this release include certain financial information not prepared in accordance with generally accepted accounting principles (“GAAP”), including the Company’s operating income, net loss, and basic and diluted loss per share for the three months ended March 31, 2011, excluding nonrecurring charges related to integration, severance, and contract implementation expenses. The Company believes that this information is useful to investors as it indicates more clearly the Company's comparative year-to-year results. None of this information should be considered a substitute for any measures prepared in accordance with GAAP. The Company has included its reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures in the accompanying schedules.

Forward-Looking Statements

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or online from the Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

For further information, please contact Joe Williams, at (901) 346-6162, or visit our website at www.pncl.com.

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Pinnacle Airlines Corp.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010

Operating revenues
Regional airline services	$293,418	$205,489
Other	4,765	2,591
Total operating revenues	298,183	208,080
Operating expenses
Salaries, wages and benefits	101,220	59,676
Aircraft rentals	34,042	30,051
Ground handling services	27,919	24,842
Aircraft maintenance, materials and repairs	39,873	27,320
Other rentals and landing fees	24,918	15,912
Aircraft fuel	7,311	5,693
Commissions and passenger related expense	5,625	4,430
Depreciation and amortization	12,433	8,841
Integration, severance, and contract implementation expenses	5,834	-
Other	32,729	18,619
Total operating expenses	291,904	195,384
Operating income	6,279	12,696
Operating income as a percentage of operating revenues	2.1%	6.1%
Nonoperating (expense) income
Interest expense, net	(12,488)	(9,791)
Miscellaneous income (expense), net	600	(48)
Total nonoperating expense	(11,888)	(9,839)
(Loss) income before income taxes	(5,609)	2,857
Income tax benefit (expense)	2,632	(1,165)
Net (loss) income	$(2,977)	$1,692

Basic and diluted (loss) earnings per share	$(0.16)	$0.09

Shares used in computing basic (loss) earnings per share	18,373	18,087
Shares used in computing diluted (loss) earnings per share	18,373	18,458

Pinnacle Airlines Corp.
Consolidated Operating Statistics (Unaudited)

	Three Months Ended March 31,
	2011	2010(1)	% Change
Revenue passengers (in thousands)	4,386	3,010	46%
Revenue passenger miles (“RPMs”) (in thousands)	1,953,507	1,193,953	64%
Available seat miles (“ASMs”) (in thousands)	2,854,561	1,700,833	68%
Block hours	203,068	134,719	51%
Departures	127,624	90,663	41%
Passenger load factor	68.4%	70.2%	(1.8) pts.
Average daily utilization (block hours)	7.99	7.88	1%
Average stage length (miles)	425	374	14%

(1)
The increase in operations over the three months ended March 31, 2010 is mainly attributable to the Company’s acquisition of Mesaba on July 1, 2010 and the Company’s acquisition of 14 Q400s since July 2010.

Pinnacle Airlines Corp.
Reconciliation of Non-GAAP Disclosures (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
Consolidated operating income:
Operating income in accordance with GAAP	$6,279	$12,696
Integration, severance, and contract implementation expenses	5,834	-
Non-GAAP operating income	$12,113	$12.696

Consolidated net (loss) income:
Net (loss) income in accordance with GAAP	$(2,977)	$1,692
Integration, severance, and contract implementation expenses	3,096	-
Non-GAAP net (loss) income	$119	$1,692

Consolidated basic and diluted (loss) earnings per share:
Basic and diluted (loss) earnings per share in accordance with GAAP	$(0.16)	$0.09
Integration, severance, and contract implementation expenses	0.17	-
Non-GAAP basic and diluted earnings per share	$0.01	$0.09